SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G


   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)


                                 CoTherix, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   22163T 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 20, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]      Rule 13d-1(b)

            [X]      Rule 13d-1(c)

            []      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  Page 1 of 13
                            Exhibit Index on Page 13

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22163T 10 3                                             13 G                           Page 2 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING
1            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Sofinnova Venture Partners V, L.P. ("SVP V")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        2,254,413 shares, except that Sofinnova Management V, L.L.C.
              SHARES                          ("SM V"), the general partner of SVP V, may be deemed to have sole
           BENEFICIALLY                       voting power, and Michael F. Powell ("Powell"), Alain L. Azan ("Azan")
      OWNED BY EACH REPORTING                 and James I. Healy, M.D., Ph.D. ("Healy"), the managing members of SM
              PERSON                          V, may be deemed to have shared power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,254,413 shares, except that SM V, the general partner of SVP V, may be deemed to have sole dispositive power and Powell, Azan and Healy, the managing members of SM V, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON

             2,254,413 shares.
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             11.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
             PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22163T 10 3                                             13 G                           Page 3 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING
1            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Sofinnova Venture Affiliates V, L.P. ("SVA V")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        74,167 shares, except that SM V, the general partner of SVA V, may be
              SHARES                          deemed to have sole voting power, and Powell, Azan and Healy, the
           BENEFICIALLY                       managing members of SM V, may be deemed to have shared power to vote
      OWNED BY EACH REPORTING                 these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              74,167 shares, except that SM V, the general partner of SVA V, may be deemed to have sole dispositive power, and Powell, Azan and Healy, the managing members of SM V, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON

             74,167 shares.
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
             PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22163T 10 3                                             13 G                           Page 4 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Sofinnova Venture Principals V, L.P. ("SVPr V")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        34,564 shares, except that SM V, the general partner of SVPr V, may be
              SHARES                          deemed to have sole voting power, and Powell, Azan and Healy, the
           BENEFICIALLY                       managing members of SM V, may be deemed to have shared power to vote
      OWNED BY EACH REPORTING                 these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              34,564 shares, except that SM V, the general partner of SVPr V, may be deemed to have sole dispositive power, and Powell, Azan and Healy, the managing members of SM V, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON

             34,564 shares.
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             PN

------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22163T 10 3                                             13 G                           Page 5 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Sofinnova Management V, L.L.C. ("SM V")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              2,363,144 shares, of which 2,254,413 shares are owned directly by SVP
             NUMBER OF                        V, 74,167 shares are owned directly by SVA V and 34,564
              SHARES                          shares are owned directly by SVPr V. SM V, the general partner of SVP
           BENEFICIALLY                       V, SVA V and SVPr V, may be deemed to have sole voting power, and
      OWNED BY EACH REPORTING                 Powell, Azan and Healy, the managing members of SM V, may be deemed to
              PERSON                          have shared power to vote these shares.
               WITH                  -------- -----------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,363,144 shares, of which 2,254,413 shares are owned directly by SVP
                                              V, 74,167 shares are owned directly by SVA V and 34,564 shares are owned directly by SVPr V. SM V, the general partner of SVP V, SVA V and SVPr V, may be deemed to have sole dispositive power, and Powell,
                                              Azan and Healy, the managing members of SM V, may be deemed to have shared power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON

             2,363,144 shares.
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             12.0%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             OO

------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22163T 10 3                                             13 G                           Page 6 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Michael F. Powell ("Powell")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 shares.
             NUMBER OF              -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,363,144 shares, of which 2,254,413 shares are directly owned by SVP
             PERSON                           V, 74,167 shares are directly owned by SVA V and 34,564 shares are
               WITH                           directly owned by SVPr V. SM V is  the general partner of SVP V, SVA
                                              V and SVPr V, and Powell, a  managing member of SM V, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,363,144 shares, of which 2,254,413 shares are directly owned by SVP
                                              V, 74,167 shares are directly owned by SVA V and 34,564 shares are directly owned by SVPr V. SM V is the general partner of SVP V, SVA V and SVPr V, and Powell, a managing member of SM V, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON

             2,363,144 shares.
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             12.0%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22163T 10 3                                             13 G                           Page 7 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Alain L. Azan ("Azan")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 shares.
             NUMBER OF              -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,363,144 shares, of which 2,254,413 shares are directly owned by SVP
              PERSON                          V, 74,167 shares are directly owned  by SVA V and 34,564 shares are
               WITH                           directly owned by SVPr V. SM V is the general partner of SVP V, SVA
                                              V and SVPr V, and Azan, a managing  member of SM V, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,363,144 shares, of which 2,254,413 shares are directly owned by SVP
                                              V, 74,167 shares are directly owned by SVA V and 34,564 shares are directly owned by SVPr V. SM V is the general partner of SVP V, SVA V and SVPr V, and Azan, a managing member of SM V, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON

             2,363,144 shares.
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             12.0%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
             IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22163T 10 3                                             13 G                           Page 8 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      James I. Healy, M.D., Ph.D. ("Healy")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              39,390 shares.
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,363,144 shares, of which 2,254,413 shares are directly owned by SVP
              PERSON                          V, 74,167 shares are directly owned by SVA V and 34,564 shares are
               WITH                           directly owned by SVPr V. SM V is the general partner of SVP V, SVA
                                              V and SVPr V, and Healy, a managing member of SM V, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              39,390 shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,363,144 shares, of which 2,254,413 shares are directly owned by SVP
                                              V, 74,167 shares are directly owned by SVA V and 34,564 shares are directly owned by SVPr V. SM V is the general partner of SVP V, SVA V and SVPr V, and Healy, a managing member of SM V, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON

             2,402,534 shares.
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             12.2%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
             IN
------------ --------------------------------------------------------------------------------------------------------

ITEM 1(A).        NAME OF ISSUER

                  CoTherix, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  5000 Shoreline Court, Suite 101
                  South San Francisco, CA  94080

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Sofinnova Venture Partners V, L.P, a Delaware limited partnership ("SVP V"), Sofinnova Venture Affiliates V, L.P., a Delaware limited partnership ("SVA V"), Sofinnova Venture Principals V, L.P., a Delaware limited partnership ("SVPr V"), Sofinnova Management V, L.L.C., a Delaware limited liability company ("SM V"), Michael F. Powell ("Powell"), Alain L. Azan ("Azan") and James I. Healy, M.D., Ph.D. ("Healy"), the managing members of SM V. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  SM V, the general partner of SVP V, SVA V and SVPr V, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by SVP V, SVA V and SVPr
                  V. Powell, Azan and Healy are managing members of SM V and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SVP V, SVA V and SVPr V.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Sofinnova Ventures Inc.
                  140 Geary Street, 10th Floor
                  San Francisco, California  94108

ITEM 2(C)         CITIZENSHIP

                  SVP V, SVA V and SVPr V, are Delaware limited partnerships. SM V is a Delaware limited liability company. Powell, Azan and Healy are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 22163T 10 3

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of October 20, 2004:

                      (a) Amount beneficially owned:

                          See Row 9 of cover page for each Reporting Person.

                                                                   Page 10 of 13
                      (b) Percent of Class:

                          See Row 11 of cover page for each Reporting Person.

                      (c) Number of shares as to which such person has:

                             (i)     Sole power to vote or to direct the vote:

                                     See Row 5 of cover page for
                                     each Reporting Person.

                             (ii)    Shared power to vote or to direct the vote:

                                     See Row 6 of cover page for
                                     each Reporting Person.

                             (iii) Sole power to dispose or to direct the disposition of:

                                     See Row 7 of cover page for
                                     each Reporting Person.

                             (iv) Shared power to dispose or to direct the disposition of:

                                     See Row 8 of cover page for
                                     each Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Under certain circumstances set forth in the limited partnership agreements of SVP V, SVA V and SVPr V, and the limited liability company agreement of SM V, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.          CERTIFICATION

                  Not applicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 11, 2005

                                     SOFINNOVA VENTURE PARTNERS V, L.P.,
                                     a Delaware Limited Partnership
                                     By: Sofinnova Management V, L.L.C.,
                                     a Delaware Limited Liability Company
                                     Its: General Partner

                                     SOFINNOVA VENTURE AFFILIATES V, L.P.,
                                     a Delaware Limited Partnership
                                     By: Sofinnova Management V, L.L.C.,
                                     a Delaware Limited Liability Company
                                     Its: General Partner

                                     SOFINNOVA VENTURE PRINCIPALS V, L.P.,
                                     a Delaware Limited Partnership
                                     By: Sofinnova Management V, L.L.C.,
                                     a Delaware Limited Liability Company
                                     Its: General Partner

                                     SOFINNOVA MANAGEMENT V, L.L.C.,
                                     a Delaware Limited Liability Company

                                     By:    /s/ James I. Healy
                                           -------------------------------------
                                           James I. Healy, M.D., Ph.D.
                                           Managing Member

                                     JAMES I. HEALY, M.D., PH.D.

                                     By:    /s/ James I. Healy
                                           -------------------------------------
                                           James I. Healy, M.D., Ph.D.

                                     MICHAEL F. POWELL

                                     By:    /s/ Michael F. Powell
                                           -------------------------------------
                                           Michael F. Powell

                                           ALAIN L. AZAN

                                     By:    /s/ Alain L. Azan
                                           -------------------------------------
                                           Alain L. Azan

                                  EXHIBIT INDEX




                                                             Found on
                                                           Sequentially
Exhibit                                                    Numbered Page
-------                                                    -------------
Exhibit A:  Agreement of Joint Filing                           13

                                    EXHIBIT A
                                    ---------



                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of CoTherix, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Date: February 11, 2005

                                     SOFINNOVA VENTURE PARTNERS V, L.P.,
                                     a Delaware Limited Partnership
                                     By: Sofinnova Management V, L.L.C.,
                                     a Delaware Limited Liability Company
                                     Its: General Partner

                                     SOFINNOVA VENTURE AFFILIATES V, L.P.,
                                     a Delaware Limited Partnership
                                     By: Sofinnova Management V, L.L.C.,
                                     a Delaware Limited Liability Company
                                     Its: General Partner

                                     SOFINNOVA VENTURE PRINCIPALS V, L.P.,
                                     a Delaware Limited Partnership
                                     By: Sofinnova Management V, L.L.C.,
                                     a Delaware Limited Liability Company
                                     Its: General Partner

                                     SOFINNOVA MANAGEMENT V, L.L.C.,
                                     a Delaware Limited Liability Company

                                     By:    /s/ James I. Healy
                                           -------------------------------------
                                           James I. Healy, M.D., Ph.D.
                                           Managing Member

                                     JAMES I. HEALY, M.D., PH.D.

                                     By:    /s/ James I. Healy
                                           -------------------------------------
                                           James I. Healy, M.D., Ph.D.

                                     MICHAEL F. POWELL

                                     By:    /s/ Michael F. Powell
                                           -------------------------------------
                                           Michael F. Powell

                                           ALAIN L. AZAN

                                     By:    /s/ Alain L. Azan
                                           -------------------------------------
                                           Alain L. Azan